Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Shelf Registration Statement (Form S-3) and related Prospectus of SkyTerra Communications, Inc. for the registration of 14,118,159 shares of its common stock and to the incorporation by reference therein of our report dated May 10, 2006, with respect to the combined financial statements of SkyTerra Communications, Inc. as of December 31, 2005 and 2004, and for the three years in the period ended December 31, 2005, included in the Form 8-K dated May 25, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

June 30, 2006